Exhibit 99.1

NEWS RELEASE Media Contact: David W. Carter, dwcarter@magellanhealth.com, (860) 507-1909 Investor Contact: Renie Shapiro, rshapiro@magellanhealth.com, (877) 645-6464

MAGELLAN HEALTH SERVICES REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

- Raises 2011 Guidance -

AVON, Conn. — April 29, 2011 — Magellan Health Services, Inc. (NASDAQ: MGLN) today reported financial results for the first quarter of 2011, as summarized below, and increased guidance for the full year.  For the quarter ended March 31, 2011, the Company reported net revenue of $692.8 million, segment profit of $75.7 million, and net income of $34.3 million or $1.02 per diluted common share.  Segment profit represents income from operations before stock compensation expense, depreciation and amortization, interest expense, interest income, gain on sale of assets, special charges or benefits, and income taxes.

Financial Results

First Quarter Financial Results at a Glance

	Three Months Ended March 31
(Millions, except per share results)	2011	2010	Increase/ (Decrease)
Revenue	$692.8	$728.1	(4.8)%
Segment Profit	75.7	61.4	23.3%
Net Income	34.3	25.5	34.5%
Earnings per Share	1.02	0.73	39.7%

As of March 31, 2011, the Company had unrestricted cash and investments of $356.3 million. In addition, the Company reported year-to-date share repurchases through April 27, 2011 of 3.2 million shares for a total cost of $155.8 million.

“Magellan had solid first quarter performance, which gives us a strong foundation for the rest of 2011,” said René Lerer, M.D., chairman and chief executive officer.  “Our success during the quarter resulted from ongoing effective care management and strong overall business performance.  Magellan offers financial stability and a unique focus as a clinically driven organization.  Our comprehensive suite of solutions allows us to manage the most challenging and costly areas of specialty health care.  Taken together, these create an enterprise platform that improves quality and cost for our customers.  During the quarter, we also made excellent progress in returning capital to shareholders by continuing to move forward with our share repurchase program.  To date, we have completed approximately $237.2 million or over half of our $450 million authorization.

“We remain focused on helping our customers adapt to the changing health care environment, which challenges them with rising costs and complexity.  As an impactful partner, we continuously evolve our solutions to address the high-cost, high-need, high-touch areas of specialty health care.”

Magellan Health Services—55 Nod Road, Avon CT 06001—www.MagellanHealth.com

“Each of our business segments — behavioral health, radiology benefits, specialty pharmaceutical management and Medicaid administration — performed well during the quarter and remains focused on operational execution, customer growth and retention, and product development and innovation,” said Karen S. Rohan, Magellan’s president.  “Overall, I am pleased with our momentum in the first quarter and the prospects for the remainder of the year.”

2011 Outlook

“As a result of our updated business outlook and the share repurchases through Wednesday, we are increasing our 2011 guidance,” said Jonathan N. Rubin, chief financial officer.  “We now expect full-year segment profit in the range of $255 million to $275 million and net income of $105.5 million to $122.5 million.  This equates to diluted earnings per share of $3.24 to $3.76, which reflects the impact of repurchases so far this year, but excludes any potential repurchases that may occur during the remainder of the year.  Regarding our guidance for cash flow from operations, we expect that the increase in segment profit will be offset by working capital changes.  Therefore, we are maintaining our original cash flow from operations range of $180.5 million to $211.5 million.”

Earnings Results Conference Call

Management will host a conference call at 10:00 a.m. Eastern Time on Friday, April 29, 2011.  To participate in the conference call, interested parties should call 1-888-566-8408 and reference the passcode First Quarter Earnings Call 2011 approximately 15 minutes before the start of the call.  The conference call will also be available via a live Webcast at Magellan’s investor relations page at www.MagellanHealth.com.

About Magellan:  Headquartered in Avon, Conn., Magellan Health Services, Inc., is a leading specialty health care management organization with expertise in managing behavioral health, radiology and specialty pharmaceuticals, as well as public sector pharmacy benefits programs. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve.  Magellan’s customers include health plans, employers and government agencies, serving approximately 31.5 million members in our behavioral health business, 18.5 million members in our radiology benefits management segment, and 4.9 million members in our medical pharmacy management product.  In addition, the specialty pharmaceutical segment serves 41 health plans and several pharmaceutical manufacturers and state Medicaid programs.  The Company’s Medicaid Administration segment serves 25 states and the District of Columbia.  For more information, visit www.MagellanHealth.com.

Cautionary Statement

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, as amended, which involve a number of risks and uncertainties.  All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements including, without limitation, statements regarding estimates of 2011 net income, segment profit, earnings per share, cash flow from operations and strategy. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, the possible election of certain of the Company’s customers to manage the health care services of their members directly; changes in rates paid to and/or by the Company by customers and/or providers; higher utilization of health care services by the Company’s risk members; delays, higher costs or inability to implement new business or other Company initiatives; the impact of changes in the contracting model for Medicaid contracts; termination or non-renewal of customer contracts; the impact of new or amended laws or regulations; governmental inquiries; litigation; competition; operational issues; health care reform; and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 25, 2011, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, expected to be filed with the Securities and Exchange Commission and posted on the Company’s website later today.  Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release. Segment profit information referred to herein may be considered a non-GAAP financial measure.  Further information regarding this measure, including the reasons management considers this information useful to investors, are included in the Company’s most recent Annual Report on Form 10-K and on subsequent Form 10-Qs.

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MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2011 (1)

Net revenue	$728,053	$692,755

Cost and expenses:
Cost of care	476,679	433,700
Cost of goods sold	56,296	56,519
Direct service costs and other operating expenses (2)	138,254	131,567
Depreciation and amortization	13,422	13,952
Interest expense	685	471
Interest income	(817)	(815)
	684,519	635,394
Income before income taxes	43,534	57,361
Provision for income taxes	18,015	23,063
Net income	25,519	34,298
Other comprehensive income	26	97
Comprehensive income	$25,545	$34,395

Weighted average number of common shares outstanding — basic	34,382	33,051
Weighted average number of common shares outstanding — diluted	35,074	33,656

Net income per common share — basic	$0.74	$1.04
Net income per common share — diluted	$0.73	$1.02

(1)     For a more detailed discussion of Magellan’s results for the quarter ended March 31, 2011, refer to the Company’s Quarterly Report on Form 10-Q, which will be filed with the SEC on April 29, 2011, and the live broadcast or taped replay of the Company’s earnings conference call on April 29, 2011, which will be available at www.MagellanHealth.com.

(2)     Includes stock compensation expense of $4,528 and $4,778 for the three months ended March 31, 2010 and 2011, respectively.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2011 (1)

Cash flows from operating activities:
Net income	$25,519	$34,298

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,422	13,952
Non-cash interest expense	219	107
Non-cash stock compensation expense	4,528	4,778
Non-cash income tax expense	7,880	(472)
Cash flows from changes in assets and liabilities, net of effects from acquisitions of businesses:
Restricted cash (2)	38,208	15,623
Accounts receivable, net	(764)	(6,144)
Other assets	4,217	(3,430)
Accounts payable and accrued liabilities	(21,561)	(25,792)
Medical claims payable and other medical liabilities	(13,397)	(10,122)
Other	2,001	6,470
Net cash provided by operating activities	60,272	29,268

Cash flows from investing activities:
Capital expenditures	(10,005)	(10,090)
Purchase of investments	(30,942)	(179,772)
Maturity of investments	37,035	73,015
Acquisitions and investments in businesses, net of cash acquired	—	(274)
Net cash used in investing activities	(3,912)	(117,121)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	(499)	—
Proceeds from issuance of equity	—	20,000
Payments to acquire treasury stock	(59,279)	(122,071)
Proceeds from exercise of stock options and warrants	14,510	8,016
Other	(1,331)	(563)
Net cash used in financing activities	(46,599)	(94,618)

Net increase (decrease) in cash and cash equivalents	9,761	(182,471)
Cash and cash equivalents at beginning of period	196,507	337,179
Cash and cash equivalents at end of period	$206,268	$154,708

(1)     The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 will be filed with the SEC on April 29, 2011.

(2)     Includes the net shift of restricted funds between cash and investments that results in an operating cash flow change that is directly offset by an investing cash flow change.  During the quarter ended March 31, 2010, restricted cash of $1,181 was shifted to restricted investments that resulted in an operating cash flow source.  During the quarter ended March 31, 2011, restricted investments of $13,259 was shifted to restricted cash that resulted in an operating cash flow use.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED OPERATING RESULTS BY BUSINESS SEGMENT

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2010	2011

Net revenue
- Commercial	$161,702	$150,035
- Public Sector	349,468	350,516
- Radiology Benefits Management	109,457	89,212
- Specialty Pharmaceutical Management	68,138	70,230
- Medicaid Administration (1)	39,288	53,293
- Elimination (1)	—	(20,531)
Total net revenue	728,053	692,755

Cost of care
- Commercial	90,672	75,313
- Public Sector (1)	309,062	304,921
- Radiology Benefits Management	76,945	54,717
- Medicaid Administration	—	19,280
- Elimination (1)	—	(20,531)
Total cost of care	476,679	433,700

Cost of goods sold - Specialty Pharmaceutical Management	56,296	56,519

Direct service costs and other operating expenses
- Commercial	37,468	37,807
- Public Sector	17,547	16,976
- Radiology Benefits Management	14,838	16,705
- Specialty Pharmaceutical Management	5,551	6,012
- Medicaid Administration	32,588	25,986
- Corporate	30,262	28,081
	138,254	131,567

Stock compensation expense (2)
- Commercial	(238)	(250)
- Public Sector	(201)	(222)
- Radiology Benefits Management	(393)	(482)
- Specialty Pharmaceutical Management	(143)	(126)
- Medicaid Administration	(18)	(23)
- Corporate	(3,535)	(3,675)
Total stock compensation expense	(4,528)	(4,778)

Segment profit (loss)
- Commercial	33,800	37,165
- Public Sector	23,060	28,841
- Radiology Benefits Management	18,067	18,272
- Specialty Pharmaceutical Management	6,434	7,825
- Medicaid Administration	6,718	8,050
- Corporate and Elimination	(26,727)	(24,406)
Total segment profit	$61,352	$75,747

Reconciliation of segment profit to income before income taxes:
Segment profit	$61,352	$75,747
Stock compensation expense	(4,528)	(4,778)
Depreciation and amortization	(13,422)	(13,952)
Interest expense	(685)	(471)
Interest income	817	815
Income before income taxes	$43,534	$57,361

(1)     Effective September 1, 2010, Public Sector has subcontracted with Medicaid Administration to provide pharmacy benefits management services on a risk basis for one of Public Sector’s customers.  As such, revenue and cost of care related to this intersegment arrangement have been eliminated for the quarter ended March 31, 2011.

(2)     Stock compensation expense is included in direct service costs and other operating expenses; however, this amount is excluded from the computation of segment profit since it is managed on a consolidated basis.